Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	Pure Communications, Inc.
Dan Budwick
973-271-6085

VIVUS ANNOUNCES FDA ACCEPTANCE OF QNEXA® NEW DRUG APPLICATION FOR TREATMENT OF OBESITY

MOUNTAIN VIEW, Calif., March 1, 2010 — VIVUS, Inc. (Nasdaq: VVUS) today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the company’s new drug application (NDA) for its investigational drug, Qnexa®, for the treatment of obesity.   The target date for the FDA to complete its review of the Qnexa NDA is October 28, 2010.  In previously announced pivotal phase 3 trials, patients treated with all three doses of Qnexa achieved significant weight loss compared to placebo, and significant dose-related improvements in a variety of secondary endpoints including reductions in cardiovascular, inflammatory and metabolic risk factors.

“The FDA’s acceptance of the Qnexa NDA marks an important milestone in the development of Qnexa as a treatment for patients who are obese or overweight with co-morbidities,” stated Leland F. Wilson, chief executive officer for VIVUS.  “We believe that Qnexa, if approved, will play an important role in treating the millions of patients living with obesity and related diseases, and who are in need of safe and effective options.”

About the Phase 3 Obesity Program

The phase 3 clinical program, which evaluated Qnexa in more than 4,500 patients, was designed under a Special Protocol Assessment with the U.S. FDA and consisted of three trials: EQUATE (OB-301), EQUIP (OB-302) and CONQUER (OB-303).  The EQUATE study was a 28-week randomized, double-blind, placebo-controlled, 7-arm, prospective trial with patients randomized to receive once-a-day treatment with mid- or full-dose Qnexa, the respective phentermine and topiramate constituents, or placebo. The average baseline BMI of the study population was 36.3 kg/ m2 with an average baseline weight of 223 pounds. The EQUIP and CONQUER studies were 56-week, randomized, double-blind, placebo-controlled, 3-arm, prospective trials with patients randomized to receive once-a-day treatment with low-, mid-, or full-dose Qnexa, or placebo.  In EQUIP, the average baseline BMI of the study population was 42.1 kg/m2 with an average baseline weight of 256 pounds; in CONQUER, the average baseline BMI of the study population

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040  Tel 650-934-5200  Fax 650-934-5389  www.vivus.com was 36.6 kg/ m2 with an average baseline weight of 227 pounds. All patients were asked to follow a hypocaloric diet representing a 500-calorie/day deficit and advised to implement a simple lifestyle modification program.

About Qnexa

Qnexa (Q-NEX-uh) is an investigational drug being developed to address weight loss. Qnexa is a once-a-day, proprietary, oral, controlled-release formulation of low dose phentermine and topiramate, which is believed to address both appetite and satiety - the two main mechanisms that impact eating behavior - in one capsule. In phase 2 and 3 clinical data to date, Qnexa has demonstrated significant weight loss, glycemic control, reduction in sleep apnea events and improvement in cardiovascular risk factors.

About VIVUS

VIVUS is a biopharmaceutical company developing innovative, next-generation therapies to address unmet needs in obesity, diabetes and sexual health.  The company’s lead product in clinical development, Qnexa®, has recently completed phase 3 clinical trials for the treatment of obesity. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea (OSA).  In the area of sexual health, VIVUS is in phase 3 development with avanafil, a potentially best-in-class PDE5 inhibitor, and in phase 2 development of Luramist™ for the treatment of hypoactive sexual desire disorder (HSDD) in women. MUSE® (alprostadil), a first generation therapy for the treatment of ED, is already on the market and generating revenue for VIVUS. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2008 and periodic reports filed with the Securities and Exchange Commission.

###